EXECUTION COPY

                               SERVICES AGREEMENT

                 Agreement dated as of October 1, 2001 by and between State Street Bank and Trust Company, a Massachusetts trust company ("State Street"), and MEMBERS Capital Advisors, Inc. (the "Adviser").

                 WHEREAS, the series of Ultra Series Fund (the "Trust") listed in Schedule A (the "Funds") are registered as management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act");

                 WHEREAS, each Fund listed on Schedule A has retained the Adviser to furnish administrative services to it; and

                 WHEREAS, the Adviser desires to retain State Street to furnish certain services to each Fund, and State Street is willing to furnish such services, on the terms and conditions hereinafter set forth.

                 NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

 1.      APPOINTMENT BY ADVISER

                 The Adviser hereby appoints State Street to provide certain services for the Trust for the period and on the terms set forth in this Agreement. State Street accepts such appointment and agrees to render the services stated herein.

                 In the event that the Adviser wishes State Street to provide services with respect to additional portfolios or funds ("Additional Funds") hereinafter established by the Adviser or by other management investment companies that have retained the Adviser, the Adviser shall notify State Street in writing. Upon written acceptance by State Street, such Additional Funds shall be listed on an amended Schedule A and the provisions of this Agreement (including those relating to the compensation and expenses payable by the Adviser) may be modified with respect to each Additional Fund in writing by the Adviser and State Street at the time of the addition of the Additional Funds.

 2.      DELIVERY OF DOCUMENTS

                 The Adviser will promptly deliver to State Street copies of each of the following documents and all future amendments and supplements, if any:

                 a.      The Declaration of Trust for the Trust;

                 b. The currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act for each Fund, the Prospectus(es) and Statement(s) of Additional Information relating to each Fund and all amendments and supplements thereto as in effect from time to time;

                 c. Certified copies of the resolutions of the Board of Directors of the Adviser (the "Board") authorizing (1) the Adviser to enter into this Agreement
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                          and (2) certain individuals to give instructions to
                          State Street pursuant to this Agreement; and

                 d. Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.       REPRESENTATIONS AND WARRANTIES OF STATE STREET

                 State Street represents and warrants to the other parties hereto that:

                 a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

                 b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

                 c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

                 d. No legal or administrative proceedings have been instituted or threatened which would materially impair State Street's ability to perform its duties and obligations under this Agreement; and

                 e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

4.       REPRESENTATIONS AND WARRANTIES OF THE ADVISER

                 The Adviser represents and warrants to the other parties hereto that:

                 a. It is a corporation, duly organized, existing and in good standing under the laws of the State of Iowa;

                 b. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

                 c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

                 d. No legal or administrative proceedings have been instituted or threatened which would impair the Adviser's ability to perform its duties and obligations under this Agreement; and

                 e. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Adviser or any law or regulation applicable to it.

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                 f.       With respect to the Trust and Funds:

                          (1) Each Fund is an investment company properly registered under the 1940 Act;

                          (2) A registration statement under the 1940 Act has been filed by the Trust with respect to the Funds and will be effective and remain effective during the term of this Agreement;

                          (3) As of the effective date of this agreement, all necessary filings under the securities laws of the states in which each Fund offers or sells its shares have been made;

                          (4) As of the close of business on the date of this Agreement, each Fund is authorized to issue shares of beneficial interest; and

                          (5) The Trust is duly organized, existing and in good standing under the laws of its state of organization.

5.       SUB-ADMINISTRATION SERVICES

                 State Street shall provide the services set forth on Schedule B annexed hereto, in each case, subject to the control, supervision and direction of the Adviser and the review and comment by each Fund's auditors and legal counsel in accordance with procedures which may be established from time to time between the Adviser and State Street.

                 State Street shall provide the office facilities and personnel required by it to perform the services contemplated herein.

6.       FEES; EXPENSES; EXPENSE REIMBURSEMENT

                 State Street shall receive from the Adviser the compensation for State Street's services provided pursuant to this Agreement set forth in Schedule C attached to this Agreement. The fee schedule may be amended from time to time as agreed to and approved by the parties and as set forth in an amended Schedule C executed by both parties. The fees are calculated based on the average daily net assets of the Funds and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Adviser shall reimburse State Street for its reasonable out-of-pocket costs incurred in connection with this Agreement.

                 The Adviser agrees to reimburse State Street for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Adviser and State Street from time to time.

                 State Street is authorized to and may employ or associate with such person or persons as State Street may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by State Street and that State Street shall be as fully responsible to the Adviser for the acts and omissions of any such person or persons as it is for its own acts and omissions.

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7.       INSTRUCTIONS AND ADVICE

                 At any time, State Street may apply to any officer of the Trust for instructions and may consult with outside counsel for the Trust or the independent auditors for the Trust at the expense of the Adviser, or other individuals designated in writing by the Adviser, for instructions with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. State Street shall not be liable, and shall be indemnified by the Adviser, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by such officers or individuals. State Street shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Adviser. Nothing in this Section shall be construed as imposing upon State Street any obligation to seek such instructions.

8.       LIMITATION OF LIABILITY AND INDEMNIFICATION

                 State Street shall be responsible for the performance of only such duties as are set forth in this Agreement, including those set forth on Schedule B annexed hereto which forms a part hereof, as such Schedule B may be amended from time to time, and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. State Street shall have no liability in respect for any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of State Street's duties hereunder in reliance upon records that were maintained for the Trust by entities other than State Street prior to State Street's performance of duties for the Trust. State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees. State Street shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, State Street's cumulative liability for each calendar year in which the aforesaid (i) errors of judgment, (ii) mistakes of law, or (iii) performance or non-performance of its duties have occurred, which are caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees (a "Liability Period") with respect to the Funds under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by State Street with respect to the Funds and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Funds including, but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any liability relating to a Fund's compliance with any federal or state tax or securities statute, regulation or ruling. "Compensation Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Adviser's liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2001 shall be the date of this Agreement through December 31, 2001, and the Compensation Period for the Liability Period commencing January 1, 2002 and terminating on December 31, 2002 shall be the date of this Agreement through December 31, 2001. For purposes of the Liability Period commencing as of the date of this Agreement as well as the Liability Period commencing as of January 1, 2002, the amount representing the fees payable during the applicable Compensation Period shall be annualized.

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                 State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

                 The Adviser shall indemnify and hold State Street harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by State Street resulting from any claim, demand, action or suit in connection with State Street's acceptance of this Agreement, any action or omission by State Street in the performance of its duties hereunder, or as a result of State Street's acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or the Adviser, provided that this indemnification shall not apply to actions or omissions of State Street, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The indemnification contained herein shall survive the termination of this Agreement.

9.       CONFIDENTIALITY

                 State Street agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Adviser, each Fund or each Fund's shareholders or shareholder accounts and will not disclose the same to any person except at the written request or with the written consent of the Adviser.

                 If State Street (or anyone to whom it delegates its duties under Section 6 hereof) becomes compelled by applicable law or regulation or by regulators who have oversight jurisdiction to disclose any of the records or information relating to the Trust, it will provide the Trust with prompt notice of such requirement so that the Trust may, if it deems appropriate, seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or that the Trust waives compliance with the provisions of this Section, State Street will furnish only that portion of the records and information that it is advised by legal counsel to State Street necessary to respond to the request. State Street will request that confidential treatment be accorded any such records or information that is disclosed.

10.      COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

                 Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

                 In compliance with the requirements of Rule 31a-3 under the 1940 Act, State Street agrees that all records which it maintains for each Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. State Street further agrees that all records which it maintains for each Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

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11.      SERVICES NOT EXCLUSIVE

                 The services of State Street to each Fund are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by a Fund from time to time, shall have no authority to act or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

12.      TERM, TERMINATION AND AMENDMENT

                 (a) This Agreement shall become effective on the date of its execution and shall remain in full force and effect until December 31, 2002 and shall automatically continue in full force and effect after such initial term on an annual basis thereafter unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the initial term.

                 (b) Either party may terminate this Agreement at any time after the initial term upon at least sixty (60) days' prior written notice to the other party. Termination of this Agreement with respect to a Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Upon termination of this Agreement with respect to a Fund, Schedule A shall be amended to reflect the Funds subject to the terms of this Agreement.

                 (c) Upon termination of this Agreement, the Adviser shall pay to State Street such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

                 (d) This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.      NOTICES

                 Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Adviser: MEMBERS Capital Advisors, Inc., 5910 Mineral Point Road, Madison,
WI 53705, Attn: Mary Hoffman, Fax: (608) 236-8209; if to State Street: State Street Bank and Trust Company, One Federal Street, Boston, Massachusetts 02110,
Attn: Fund Administration Department, Fax: 617-662-3805.

14.      NON-ASSIGNABILITY

                 This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Adviser or State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Adviser or State Street.

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15.      SUCCESSORS

                 This Agreement shall be binding on and shall inure to the benefit of the Adviser and State Street and their respective successors and permitted assigns.

16.      ENTIRE AGREEMENT

                 This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.      WAIVER

                 The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.      SEVERABILITY

                 If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.      GOVERNING LAW

                 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.      REPRODUCTION OF DOCUMENTS

                 This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

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                 IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their officers designated below as of the date first written above.

                       MEMBERS CAPITAL ADVISORS, INC.

                       By:     /s/ Mary E. Hoffmann
                               ------------------------------
                       Name:   Mary E. Hoffmann
                       Title:  AVP Finance & Operations, Treasurer
                               ------------------------------------
                       STATE STREET BANK AND TRUST COMPANY

                       By:     /s/ Alan D. Greene
                               ------------------------------
                       Name:   Alan D. Greene
                       Title:  Executive Vice President

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                                   SCHEDULE A
                                   ----------

                                  LIST OF FUNDS
                                  -------------

                                Ultra Series Fund
                                -----------------

                                MONEY MARKET FUND
                                    BOND FUND
                                  BALANCED FUND
                                HIGH INCOME FUND
                          GROWTH AND INCOME STOCK FUND
                         CAPITAL APPRECIATION STOCK FUND
                               MID-CAP STOCK FUND
                              EMERGING GROWTH FUND
                            INTERNATIONAL STOCK FUND
                             GLOBAL SECURITIES FUND

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                                   SCHEDULE B
                                   ----------

                                LIST OF SERVICES
                                ----------------

a.       Prepare the Trust's semi-annual and annual reports;

b. Prepare for review by an officer of and legal counsel for the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

c. Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust's investment adviser, custodian, legal counsel or independent accountants;

d. Prepare for inclusion in amendments to the Trust's registration statement certain numerical presentations that may be required by law to the extent State Street has the appropriate information at its disposal;

e.       Prepare the Trust's SEC Rule 24f-2 notices;

f. Oversee audit processes; coordinate audit schedule request list and provide reports, schedules and documentation as required; facilitate and respond to auditor questions and inquiries, and serve as liaison between auditors and all outside parties;

g. Prepare external surveys of Fund information on a periodic basis, as required, but only to the extent the State Street has such information at its disposal;

h. Calculate total returns/Fund performance for required reporting periods, to be completed monthly no later than the second business day following month end; and provide non-routine performance information as mutually agreed upon provided that the delivery of such information shall be on a best-efforts basis depending on the complexity of the request;

i.       Calculate monthly average net assets;

         Serve as a resource for various issues related to accounting, tax, compliance or other similar matters related to the Funds;

k. Review on a monthly basis proof packages prepared by State Street's Fund Accounting; and

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l.       Prepare the following schedules and documentation for presentation to the Trust's Board of Trustees on a quarterly basis: bar graph charts for Fund performance (benchmark indices used for comparison are expected to be provided by the Adviser); performance summary chart; portfolio composition charts for prior quarters; Fund distributions reports on a per-share basis for agreed upon time periods; and such other schedules and documentations as the parties shall mutually agree upon.

m. Perform, on a next day basis, a review of net asset value per share for each Fund, which includes a review of the components of net asset value for reasonableness according to established tolerance levels.

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                                   SCHEDULE C
                                   ----------

                                  FEE SCHEDULE
                                  ------------
I.   ANNUAL FEE
     The Adviser shall pay to State Street as compensation for the services provided in this agreement an annual fee on behalf of the Ultra Series Funds equal to $17,000 per Fund and $7,500 per each class of shares, excluding the first class of shares, if more than one class of shares is operational in a Fund.

II.  OUT OF POCKET EXPENSES - INCLUDE BUT MAY NOT BE LIMITED TO:

                 Postage
         o       Legal fees, audit fees and other professional fees
         o       Supplies related to Fund records
         o       Travel and Lodging for Board and Operations Meetings
         o Preparation of financials, other than Annual and Semi-Annual Reports -$3,000 per financial report

III. SPECIAL ARRANGEMENTS

     Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation.

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